Exhibit 99.9

CONSENT OF THE NEWBRIDGE SECURITIES CORPORATION

Denali SPAC Holdco, Inc.

437 Madison Avenue 27th Floor

New York, NY 10022

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated January 25, 2023, to the Board of Directors of Denali Capital Acquisition Corp. (“Denali”) as Annex L to, and reference thereto under the headings, “Summary of the Proxy Statement/Prospectus—Fairness Opinion,” “Shareholder Proposal No. 1—The Business Combination Proposal—Background of the Business Combination,” “—Projected Financial Information,” “—Opinion of Newbridge,” and “—The Denali Board’s Reasons for the Approval of the Business Combination” in, the proxy statement/prospectus relating to the proposed business combination involving Denali and Longevity Biomedical, Inc., which proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Denali SPAC Holdco, Inc. (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Newbridge Securities Corporation
Newbridge Securities Corporation

March 28, 2023